SALE-PURCHASE AGREEMENT

        SALE-PURCHASE AGREEMENT (this “Agreement”), made as of November 17, 2003 between WELLSFORD CAPITAL PROPERTIES, L.L.C., a Delaware limited liability company having an address c/o Wellsford Real Properties, Inc., 535 Madison Avenue, 26th Floor New York, New York 10022 (“Seller”) and Todd M. Strine, having an office at 411 Woodward Road, Media, PA 19063 (“Purchaser”).

W I T N E S S E T H:

        Seller and Purchaser, in consideration of the mutual covenants herein contained, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

        For purposes of this Agreement, the following terms shall have the following meanings:

               Section 1.1    “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with, Purchaser. For purposes of this definition, “control” means the ownership, directly or indirectly, of more than fifty percent (50%) of the beneficial interests in an entity, together with the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through ownership of beneficial interests, by contract or otherwise.

               Section 1.2    “Brokers” shall mean M.S. Fox Real Estate Group, Inc. and Grubb & Ellis, collectively.

               Section 1.3    “Business Day” shall mean any day other than a Saturday, Sunday or any day upon which banks in the Commonwealth of Pennsylvania are required or authorized by law to be closed.

               Section 1.4     “Effective Date” shall mean the date upon which Purchaser receives a fully executed counterpart of this Agreement. Promptly following the occurrence of the Effective Date, Purchaser shall execute and deliver to Seller such instrument as Seller may submit to it to evidence the occurrence of the Effective Date.

               Section 1.5    “Escrowee” shall mean Commonwealth Land Title Insurance Company.

               Section 1.6     “Existing Leases” shall mean the leases, licenses and occupancy agreements set forth in Exhibit B annexed hereto.

               Section 1.7     “Existing Service Contracts” shall mean the service contracts, maintenance agreements, brokerage agreements and other agreements affecting the Property and set forth in Exhibit C annexed hereto.

               Section 1.8     “Invasive Tests” means any physical inspection or testing of the Premises, other than visual examination, and shall include, without limitation, sampling of soils or other media.

               Section 1.9     “Lease Cost Transaction” shall mean (i) any New Lease or any modification or amendment of a New Lease or an Existing Lease, only as approved in writing by Purchaser (which may be withheld for any or no reason), (ii) any renewal option, extension option or expansion option which is exercised between the date hereof and the Closing Date pursuant to the terms of an Existing Lease or a New Lease or (iii) any space leased pursuant to a right of first refusal or first offer or similar right which is exercised between the date hereof and the Closing Date.

               Section 1.10     “Leases” shall mean the Existing Leases and the New Leases, only as approved in writing by Purchaser (which may be withheld for any or no reason), in effect on the Closing Date.

               Section 1.11     “Leasing Costs” shall mean, collectively, (i) leasing or brokerage commissions, (ii) direct payments, tenant improvement allowances or work letters and (iii) free rent, rent allowances or rent credits, in each case paid or granted to a tenant under an Existing Lease or a New Lease, only as approved in writing by Purchaser (which may be withheld for any or no reason).

               Section 1.12     “New Leases” shall mean any new leases, licenses or occupancy agreements entered into by Seller in accordance with the terms of this Agreement.

               Section 1.13     “New Service Contracts” shall mean any service contracts, maintenance agreements, brokerage agreements or other agreements entered into by Seller in accordance with the terms of this Agreement.

               Section 1.14     “Service Contracts” shall mean the Existing Service Contracts and the New Service Contracts in effect on the Closing Date.

               Section 1.15     “Title Insurer” shall mean Commonwealth Land Title Insurance Company.

               Section 1.16     “Violations” shall mean any violation of any law or municipal ordinance, order or requirement noted or issued against the Property by any federal, state or municipal department having jurisdiction over the Property.

ARTICLE 2

SALE-PURCHASE OF PROPERTY

               Section 2.1     Agreement to Sell and Purchase. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the Purchase Price and upon the terms and conditions set forth in this Agreement, the following (collectively, the “Property”): (a) the parcel of land more particularly described in Exhibit A annexed hereto (the “Land”); (b) the buildings and other structures situated on the Land, inclusive of all of Seller’s right, title and interest in and to the improvements, fixtures, systems, plant equipment, apparatus and machinery which form a part of the buildings or such other structures (collectively, the “Building”) (the Land and the Building are herein collectively called the “Premises”); (c) all right, title and interest of Seller, if any, in and to (i) the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and (ii) any appurtenances in and to the Premises; (d) all right, title and interest of Seller in and to any furniture, furnishings, moveable equipment and other personal property located at, or used in connection with, the Premises (herein collectively called the “Personal Property”); (e) the landlord’s interest in and to the Leases and any security held thereunder; (f) to the extent assignable, Seller’s right, title and interest in and to the Service Contracts; and (g) to the extent assignable, Seller’s right, title and interest in and to any licenses and permits used in the operation of the Premises (collectively, the “Licenses and Permits”). The Premises are located at, and are known as, 419-25 Chestnut Street, Philadelphia, Pennsylvania.

               Section 2.2     Title to Premises. Seller shall convey, and Purchaser shall accept, title to and possession of the Premises on the Closing Date, free of all Title Exceptions other than the Permitted Exceptions (each as hereinafter defined).

               Section 2.3     Condition of Property. Purchaser is a sophisticated investor and its valuation of and decision to purchase the Property is based upon its own independent expert evaluations of such facts and materials deemed relevant by Purchaser and its agents. Other than the express representations and warranties of Seller specifically set forth herein, Purchaser has not relied upon any oral or written information from Seller or its employees, affiliates, agents, consultants, advisors or representatives, including, without limitation, any appraisals, projections or evaluations of credit quality prepared by Seller or any of its employees, affiliates, agents, consultants, advisors or representatives. Purchaser further acknowledges that no employee, agent, consultant, advisor or representative of Seller has been authorized to make, and that Purchaser has not relied upon, any statements or representations other than those specifically contained in this Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that, except as expressly set forth herein, Purchaser is purchasing the Property “as is” and “where is” on the Closing Date (hereinafter defined), and, except as expressly set forth herein, Seller is making no representation or warranty, express or implied, and Purchaser has not relied on any representation or warranty, express or implied, regarding the Property, including, without limitation, any representation or warranty with respect to (a) the business or financial condition of any tenant of the Property, (b) the physical condition of any Improvement or Personal Property comprising all or a part of any Property, or its fitness, merchantability or suitability for any use or purpose, (c) the leases, rents, income or expenses of the Property, (d) the compliance or non-compliance with any laws, codes, ordinances, rules or regulations of any governmental authority (including, without limitation, laws pertaining to hazardous materials) or (e) the current or future use of the Property, including, but not limited to, any Property’s use for commercial, retail, industrial or other purposes. Seller is not liable or bound in any manner by any verbal or written statements, representations, real estate brokers’

“set-ups”, offering memoranda or information pertaining to the Property furnished by any real estate broker, advisor, consultant, agent, employee, representative or other person.

ARTICLE 3

PURCHASE PRICE

               Section 3.1     Purchase Price. The purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property is THREE MILLION ONE HUNDRED THOUSAND and 00/100 DOLLARS ($3,100,000.00), net of adjustments made in accordance with Article 8 below. The Purchase Price shall be paid by Purchaser as follows:

(a)	ONE HUNDRED FIFTY THOUSAND and 00/100 DOLLARS ($150,000.00), (the “Initial Deposit”), payable simultaneously with Purchaser’s execution and delivery hereof by (i) wire transfer of immediately available funds to the account of Escrowee or (ii) Purchaser’s check, subject to collection, drawn to the order of Escrowee;

(b)	Unless this Agreement is terminated in accordance with the provisions of Section 4.1 hereof, ONE HUNDRED FIFTY THOUSAND and 00/100 DOLLARS ($150,000.00) (the “Additional Deposit”, and, together with the Initial Deposit, the “Deposit”), payable on or before 5:00 P.M. (New York time) on or before the Due Diligence Expiration Date (hereinafter defined); and

(c)	TWO MILLION EIGHT HUNDRED THOUSAND and 00/100 DOLLARS ($2,800,000.00) (the “Cash Balance”), payable on the Closing Date by wire transfer of immediately available funds to an account or accounts designated by Seller.

               Section 3.2     Escrow of Deposit. The Deposit shall be held, paid over and/or applied by Escrowee in accordance with the following provisions:

(a)	Escrowee shall hold the Deposit until the Closing or sooner termination of this Agreement. Any interest earned on the Deposit shall be paid to the same party entitled to be paid the Deposit hereunder (as and when such party is entitled to the Deposit). The party receiving such interest shall pay any income taxes thereon. For purposes thereof, the parties shall upon request furnish their respective tax identification numbers to Escrowee.

(b)	At the Closing, the Deposit and all interest earned thereon shall be paid by Escrowee to Seller. Interest on the Deposit shall not be credited against the Cash Balance.

(c)	If for any reason the Closing does not occur, then, except as otherwise expressly provided to the contrary in this Section 3.2, Escrowee shall continue to hold the Deposit until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. Escrowee, however, shall have the right at any time to deposit the Deposit with the clerk of any federal or state court sitting in the Commonwealth of Pennsylvania. Escrowee shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder.

(d)	The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience, that Escrowee shall not be deemed to be the agent of either of the parties and that Escrowee shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Escrowee harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrowee’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrowee.

(e)	Escrowee shall not be liable for any losses suffered in connection with any investment of the Deposit and shall have no obligation to obtain the best, or otherwise seek to maximize, the rate of interest earned on any such investment. Any fees or charges in connection with such investment shall be paid out of the amounts held in escrow before any other payments shall be required to be made from such amounts.

(f)	Upon any delivery of the amount remaining in escrow as provided in Sections 3.2(b) or (c) above, Escrowee shall be relieved of all liability, responsibility or obligation with respect to or arising out of the escrow or under this Agreement. Escrowee shall not be bound by any modification to this Section 3.2 unless Escrowee shall have agreed to such modification in writing.

(g)	Escrowee shall be entitled to rely or act upon any notice, instrument or document believed by Escrowee to be genuine and to be executed and delivered by the proper person, and shall have no obligation to verify any statements contained in any notice, instrument or document or the accuracy or due authorization of the execution of any notice, instrument or document.

(h)	Escrowee shall be entitled to retain attorneys of its choice, including itself, in connection with this escrow and Escrowee may continue to represent Seller in connection with this Agreement or any dispute which may arise hereunder or otherwise.

(i)	Escrowee has acknowledged its receipt of the Initial Deposit and its agreement to the foregoing provisions of this Section 3.2 by signing in the place indicated on the signature page of this Agreement. Escrowee agrees to furnish Seller with written confirmation of its receipt of the Additional Deposit on or before the Business Day following its receipt thereof.

ARTICLE 4

DUE DILIGENCE INVESTIGATIONS/CONFIDENTIALITY

               Section 4.1     Due Diligence Investigations; Due Diligence Period; Termination Right. During the period (the “Due Diligence Period”) commencing on the Effective Date and ending on the date (the “Due Diligence Expiration Date”) which is sixty (60) days thereafter (unless such date is not a Business Day, in which event the Due Diligence Expiration Date shall be the next Business Day), Purchaser shall have the right to conduct such due diligence as it deems reasonably necessary or appropriate in connection with its acquisition of the Property, including, without limitation, inspections, studies, examinations, undertakings (it being expressly understood that Purchaser may pursue all governmental or other approvals in Purchaser’s name, unless legally barred from doing so, in which event Purchaser may make such applications in Seller’s name (and Seller agrees to execute such reasonable documents as required therewith) provided that any such approvals shall not impair or surrender any existing approvals or otherwise obligate Seller in any way prior to Closing, without Seller’s prior written consent, and Purchaser shall deliver copies of all applications to Seller), and investigations of, or with respect to, the Property, the Leases, the New Leases, the Service Contracts, and the New Service Contracts, and/or any facts, circumstances and matters relating thereto. If Purchaser, in its sole discretion, determines for any or no reason that it is unsatisfied with the results of its due diligence, Purchaser shall have the right to terminate this Agreement by written notice given to Seller prior to 5:00 p.m. (New York time) on the Due Diligence Expiration Date (TIME BEING OF THE ESSENCE). Upon any termination of this Agreement pursuant to this Section 4.1, (i) the Initial Deposit shall be refunded to Purchaser and (ii) neither party hereto shall have any further obligation to the other, with the exception of those obligations which expressly survive the termination of this Agreement. If Purchaser elects not to terminate this Agreement in the time and manner set forth in this Section 4.1, Purchaser shall fund the Additional Deposit into escrow in accordance with the provisions of Section 3.1(b) hereof and Purchaser shall be deemed to have irrevocably waived its right to terminate this Agreement in accordance with this Section 4.1.

               Section 4.2     Inspections. Purchaser and its authorized agents, consultants or representatives shall have the right, upon reasonable prior notice to Seller (which notice may be telephonic), to enter upon the Premises from time to time to conduct such physical and other inspections as Purchaser deems appropriate, provided that Purchaser shall not perform Invasive Tests or interview tenants of the Premises without first obtaining Seller’s consent, which consent shall not be unreasonably withheld or delayed. A representative of Seller may accompany Purchaser during the conduct of any of Purchaser’s inspections of the Premises. Prior to any entrance upon the Premises for the performance of Invasive Tests, Purchaser shall deliver to Seller (or cause the applicable contractor to deliver to Seller) a certificate of insurance evidencing that Purchaser has procured and maintains in force and effect commercial general liability insurance covering Purchaser and Seller against claims for bodily injury or death or property damage occurring in, upon or about the Premises in an amount of not less than $2,000,000 (combined single limit), issued by an insurance company with a rating of “A” or better as established by Best’s Rating Guide, which insurance shall include blanket contractual liability coverage and shall otherwise be in form reasonably acceptable to Seller.

               Section 4.3     Restoration and Indemnity. Following the performance of any Invasive Tests, Purchaser shall restore the Premises to their condition immediately prior to the performance thereof. Purchaser shall indemnify and hold harmless Seller and its officers, directors, members, employees, successors and assigns, from and against any and all damages, losses, costs, expenses, liabilities and claims (including reasonable attorneys’ fees) that arise out of or in any way relate to the conduct of Purchaser’s due diligence investigations, except to the extent the same arise by reason of Seller’s gross negligence or willful misconduct. The provisions of this Section 4.3 shall survive the termination of this Agreement.

Section 4.4 Confidentiality Prior to the Closing, Purchaser shall not disclose to any other party the contents of any Confidential Materials (hereinafter defined) without first obtaining Seller’s prior written consent. For purposes of this Agreement, the term “Confidential Materials” shall mean (i) materials delivered to Purchaser by Seller with respect to the Property or any summaries thereof prepared by or at the behest of Purchaser and/or (ii) any reports summarizing any investigations of the Property prepared by Purchaser or its representatives or agents. Notwithstanding the foregoing, Purchaser may, without first obtaining such prior written consent, disclose Confidential Materials to its officers, employees, lenders, counsel, lenders’ counsel, appraisers, accountants, insurance advisors, environmental consultants and similar third-party consultants, provided that such parties are apprised of the confidential nature of the Confidential Materials. The provisions of this Section 4.4 shall survive any termination of this Agreement.

               Section 4.5     Seller Deliverables. Within five (5) days following the Effective Date (“Seller Delivery Date”), Seller shall deliver or make available to Purchaser copies of the Leases, copies of all Existing Service Contracts, Seller’s most recent title report in Seller’s possession (together with underlying documents), Seller’s most recent survey, Seller’s most recent engineering report for the Property, Seller’s most recent environmental report for the Property, Seller’s most recent asbestos survey, and an asbestos maintenance and operation program for the Property. Within five (5) days following the Effective Date, Seller shall also order, at Seller’s sole cost and expense, a city certification statement from the City of Philadelphia Department of Licenses and Inspections setting forth any Violations against the Property and shall supply a copy of the same to Purchaser promptly after receipt.

ARTICLE 5

TRANSACTION COSTS

               Section 5.1     Seller’s Costs. At the Closing, Seller shall pay (i) one-half of all transfer taxes payable as a result of the conveyance of title to the Property to Purchaser pursuant to this Agreement and (ii) costs incurred in connection with the discharge of any Title Exceptions which are not Permitted Exceptions. In addition, Seller shall be solely responsible for all costs of its legal counsel, advisors and the other professionals employed by it in connection with the sale of the Property.

               Section 5.2     Purchaser’s Costs. At the Closing, Purchaser shall pay (i) one-half of all transfer taxes payable as a result of the conveyance of title to the Property to Purchaser pursuant to this Agreement and (ii) the cost of recording the Deed. In addition, Purchaser shall be responsible for (i) title insurance premiums and fees payable in connection with any owner’s or mortgagee’s policy of title insurance obtained by Purchaser, (ii) costs incurred in connection with any update of the Survey (hereinafter defined), (iii) the cost of Purchaser’s inspections of the Property, (iv) costs and expenses of any financing obtained by Purchaser and (v) the costs of

Purchaser’s legal counsel, advisors and other professionals employed by it in connection with its acquisition of the Property.

ARTICLE 6

CLOSING DATE; CONDITIONS TO CLOSING

               Section 6.1     Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date which is thirty (30) days after the Due Diligence Expiration Date, unless such date is not a Business Day, in which event the Closing shall take place on the next succeeding Business Day. The date upon which the Closing occurs, as the same may be adjourned in accordance with the terms hereof, is herein referred to as the “Closing Date”. The Closing shall take place through an escrow established with Title Insurer upon such terms and conditions as Seller, Purchaser and Title Insurer shall mutually agree. THE CLOSING DATE SHALL BE DEEMED A TIME OF THE ESSENCE DATE.

               Section 6.2     Conditions to Closing. Purchaser’s obligation to purchase the Property is subject to the satisfaction of the following conditions precedent, any or all of which may be waived by Purchaser:

(a)	this Agreement shall be in full force and effect;

(b)	Seller shall have performed, observed and complied with all agreements and obligations required by this Agreement to be performed, observed and complied with on its part hereunder;

(c)	all closing documents hereby required of Seller shall have been executed and delivered to Purchaser when required hereby, and shall be in form and substance as required hereunder;

(d)	a city certification from the Philadelphia Department of Licenses and Inspections dated within 20 days prior to the Closing shall have been delivered to Purchaser;

(e)	there shall not otherwise then exist any event which would allow Purchaser to terminate this Agreement pursuant to the express terms hereof.

(f)	Seller’s Closing Certificate shall be delivered to Purchaser.

               Section 6.3     Seller’s Conditions. Seller’s obligation to sell the Property is subject to the satisfaction of the following conditions precedent, any or all of which may be waived by Seller:

(a)	this Agreement shall be in full force and effect,

(b)	Purchaser shall have fully satisfied, or shall therewith fully satisfy, all of its Closing obligations hereunder, and

(c)	there shall not otherwise then exist any event which would allow Seller to terminate this Agreement pursuant to the express terms hereof.

               Section 6.4     Failure of Condition Not a Breach. The parties hereto acknowledge and agree that the failure to occur of one or more conditions precedent contained in this Article 6 shall not be deemed to constitute a breach of this Agreement by either party unless and to the extent that any such party shall have expressly agreed or covenanted or is otherwise expressly obligated hereunder to take any action to satisfy or cause the satisfaction of the condition in question. If any condition to Closing in Seller’s favor shall remain unsatisfied at Closing, then unless Purchaser shall have expressly agreed or covenanted or is otherwise expressly obligated hereunder to take any action to satisfy or cause the satisfaction of the condition in question, Seller’s sole remedy therefor shall be either to (i) waive such condition and proceed to Closing without any claim of any kind against Purchaser by reason thereof or (ii) terminate this Agreement, in which event the Deposit shall be refunded to Purchaser, whereupon neither party hereto shall have any further obligation hereunder to the other, with the exception of those obligations which expressly survive the termination of this Agreement. If any condition to Closing in Purchaser’s favor shall remain unsatisfied at Closing, then unless Seller shall have expressly agreed or covenanted or is otherwise expressly obligated hereunder to take any action to satisfy or cause the satisfaction of the condition in question, Purchaser’s sole remedy therefor shall be to either (i) waive such condition and proceed to Closing without abatement or reduction of the Purchase Price or any claim of any kind against Seller by reason thereof or (ii) terminate this Agreement, in which event the Deposit shall be refunded to Purchaser, whereupon neither party hereto shall have any further obligation hereunder to the other, with the exception of those obligations which expressly survive the termination of this Agreement.

ARTICLE 7

CLOSING DOCUMENTS AND DELIVERIES

               Section 7.1     Conveyancing Documents and Deliveries. At the Closing:

(a)	Purchaser shall deliver to Seller the Cash Balance and any other amounts payable by Purchaser to Seller at the Closing pursuant to this Agreement;

(b)	Seller shall execute, acknowledge and deliver a special warranty deed or its equivalent sufficient to convey the Premises to Purchaser in accordance with the terms hereof, subject only to the Permitted Exceptions (the “Deed”);

(c)	Seller shall deliver to Purchaser original counterparts (or, if the same are unavailable, copies thereof) of the Leases;

(d)	Seller shall deliver to Purchaser original counterparts (or, if the same are unavailable, copies thereof) of the assignable Service Contracts;

(e)	Seller shall execute and deliver a general bill of sale in the form of Exhibit D annexed hereto, conveying to Purchaser all of Seller’s right, title and interest in and to the Personal Property;

(f)	Seller, as assignor, and Purchaser, as assignee, shall each execute, acknowledge and deliver an instrument in the form of Exhibit E annexed hereto providing for the assignment by Seller of the landlord’s interest in the Leases and the assumption by Purchaser of the landlord’s obligations under the Leases which arise or accrue from and after the Closing Date;

(g)	Seller and Purchaser shall mutually execute and deliver to each other an instrument in the form of Exhibit F annexed hereto providing for the assignment by Seller to Purchaser of all of Seller’s right, title and interest in and to the assignable Service Contracts and the assignable Licenses and Permits and the assumption by Purchaser of (x) all of Seller’s obligations under the assignable Service Contracts and the assignable Licenses and Permits which first arise or accrue after the Closing Date and (y) the obligations of Seller with respect to post-termination leasing commissions payable in accordance with Exhibit B, Section 9 of the Leasing Agency Agreement (as defined in Exhibit C annexed hereto);

(h)	Seller shall furnish Purchaser with evidence of the termination of the Property Management Agreement (as defined in Exhibit C annexed hereto) and, subject to the provisions of Section 7.1(g) above, the Leasing Agency Agreement;

(i)	Seller and Purchaser shall execute and deliver a letter to each of the tenants under the Leases and each of the other parties to the assignable Service Contracts notifying each such tenant or party of the sale of the Premises and indicating the new address for notices under the Leases and Service Contracts and the new address for the payment of rent under the Leases;

(j)	Seller shall execute and deliver a FIRPTA affidavit required pursuant to the Treasury Department Regulations promulgated under Section 1445 of the Internal Revenue Code of 1986, as amended, in respect of the Property. Seller understands that such certification will be retained by Purchaser and will be made available to the Internal Revenue Service on request;

(k)	Seller shall deliver to Purchaser a certification statement from the Philadelphia Department of Licenses and Inspections dated within 20 days prior to the Closing;

(l)	Seller and Purchaser shall execute and deliver to each other a closing statement setting forth with specificity the adjustments made in accordance with Article 8 hereof;

(m)	Seller shall credit against the Cash Balance the security deposits held by Seller as landlord under the Leases. Notwithstanding the foregoing, any tenant security deposits held in a form other than cash shall be transferred to Purchaser by way of appropriate instruments of transfer or assignment;

(n)	Purchaser shall deliver to Seller evidence reasonably satisfactory to Seller of the due authorization, execution and delivery of the documents and instruments to be executed by Purchaser at Closing in accordance with the terms of this Agreement; and

(o)	Seller shall deliver to Purchaser evidence reasonably satisfactory to Purchaser of the due authorization, execution and delivery of the documents and instruments to be executed by Seller at Closing in accordance with the terms of this Agreement.

ARTICLE 8

CLOSING ADJUSTMENTS

              The following are to be adjusted and prorated between Seller and Purchaser as of 11:59 p.m. on the day preceding the Closing Date, based upon a 365 day year, with Seller deemed to be the owner of the Property on the day preceding the Closing Date and Purchaser deemed to be the owner of the Property on the Closing Date.

               Section 8.1     Fixed Rents.

(a)	Fixed rents (collectively, “Fixed Rents”) paid or payable by tenants under the Leases in connection with their occupancy of the Premises shall be adjusted and prorated on an if, as and when collected basis. Fixed Rents collected by Purchaser or Seller after the Closing from any tenant who owes Fixed Rents for periods prior to the Closing shall be applied (i) first, in payment of Fixed Rents owed by such tenant for the month in which the Closing Date occurs, pro rated as of the Closing Date, (ii) second, in payment of Fixed Rents owed by such tenant for the month subsequent to the month in which the Closing Date occurs, (iii) third, in payment of Fixed Rents owed by such tenant for the month preceding the month in which the Closing Date occurs, (iv) fourth, in payment of Fixed Rents owed by such tenant for periods subsequent to the month following the month in which the Closing Date occurs and (v) after Fixed Rents for all current periods have been paid in full, in payment of Fixed Rents owed by such tenant for periods prior to the month preceding the month in which the Closing Date occurs. Each such amount shall be adjusted and prorated as provided above, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is so entitled.

(b)	Purchaser shall bill tenants who owe Fixed Rents for periods prior to the Closing on a monthly basis for a period of six (6) consecutive months following the Closing Date (the “Purchaser Collection Period”) and shall use commercially reasonable efforts to collect such past due Fixed Rents; provided, however, that Purchaser shall have no obligation to commence any actions or proceedings to collect any such past due Fixed Rents. Notwithstanding the foregoing, if Purchaser shall be unable during the Purchaser Collection Period to collect such past due Fixed Rents, Seller shall have the right, upon prior written notice to Purchaser, to pursue tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits), but Seller shall not be entitled to evict (by summary proceedings or otherwise) any such tenants.

(c)	Any payment by a tenant in an amount less than the full amount of Fixed Rents and Overage Rents (hereinafter defined) then due and payable by such tenant shall be applied first to Fixed Rents (in the order of priority as to time periods as is set forth in Section 8.1(a) above) to the extent of all such Fixed Rents then due and payable by such tenant, and second to Overage Rents, in the order of priority as to time periods as is set forth in Section 8.2(d) below.

               Section 8.2     Overage Rents.

(a)	With respect to any Lease that provides for the payment of (i) so-called common area maintenance or “cam” charges or (ii) so-called “escalation rent” or additional rent based upon increases in real estate taxes or operating expenses or labor costs or cost of living or porter’s wages or otherwise (such cam charges, escalation rent and additional rent being collectively called “Overage Rents”), such Overage Rents shall be adjusted and prorated on an if, as and when collected basis.

(b)	As to any Overage Rents in respect of an accounting period that shall have expired prior to the Closing but which shall be paid after the Closing, Purchaser agrees that it will pay the entire amount over to Seller upon receipt thereof, after payment of all Overage Rents in respect of all current accounting periods. Purchaser agrees that it shall (i) promptly render bills for any Overage Rents in respect of an accounting period that shall have expired prior to the Closing but which shall be paid after the Closing, (ii) bill tenants such Overage Rents attributable to an accounting period that shall have expired prior to the Closing on a monthly basis during the Purchaser Collection Period and (iii) use commercially reasonable efforts to collect Overage Rents; provided, however, that Purchaser shall have no obligation to commence any actions or proceedings to collect any such Overage Rents. Notwithstanding the foregoing, if Purchaser shall be unable to collect such Overage Rents during the Purchaser Collection Period, Seller shall have the right, upon prior written notice to Purchaser, to pursue tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits), but Seller shall not be entitled to evict (by summary proceedings or otherwise) any such tenants but shall cooperate with Purchaser in the event Purchaser shall elect to evict any tenant based on arrearages in rent prior to Closing. Seller shall furnish to Purchaser all information relating to the period prior to the Closing that is reasonably necessary for the billing of Overage Rents; and Purchaser will deliver to Seller, concurrently with the delivery to tenants, copies of all statements relating to Overage Rents for a period prior to the Closing. Purchaser shall bill tenants for Overage Rents for accounting periods prior to the Closing in accordance with and on the basis of such information furnished by Seller.

(c)	Overage Rents in respect of the accounting period in which the Closing Date occurs shall be apportioned as of the Closing Date. If, prior to the Closing, Seller shall receive any installments of Overage Rents attributable to Overage Rents for periods from and after the Closing, such sum shall be apportioned at the Closing. If, after the Closing, Purchaser shall receive any installments of Overage Rents attributable to Overage Rents for periods prior to the Closing, such sum shall be paid by Purchaser to Seller promptly after Purchaser receives payment thereof.

(d)	Any payment by a tenant on account of Overage Rents (to the extent not applied against Fixed Rents due and payable by such tenant in accordance with Section 8.1(c) above) shall be applied to Overage Rents then due and payable in the following order of priority: (i) first, in payment of Overage Rents for the accounting period in which the Closing Date occurs, pro rated as of the Closing Date, (ii) second, in payment of all current accounting periods and (iii) third, in payment of accounting periods preceding the accounting period in which the Closing Date occurs.

(e)	To the extent that any portion of Overage Rents is required to be paid monthly by tenants on account of estimated amounts for any calendar year (or, if applicable, any lease year or tax year or any other applicable accounting period), and at the end of such calendar year (or lease year, tax year or other applicable accounting period, as the case may be), such estimated amounts are to be recalculated based upon the actual expenses, taxes and other relevant factors for that calendar (lease or tax) year or other applicable accounting period, with the appropriate adjustments being made with such tenants, then such portion of the Overage Rents shall be prorated between Seller and Purchaser at the Closing based on such estimated payments actually paid by tenants (i.e., with Seller entitled to retain all monthly or other periodic installments of such amounts paid by tenants with respect to periods prior to the calendar month or other applicable installment period in which the Closing occurs, Seller to pay to Purchaser at the Closing all monthly or other periodic installments of such amounts theretofore received by Seller with respect to periods following the calendar month or other applicable installment period in which the Closing occurs and Seller and Purchaser to apportion as of the Closing Date all monthly or other periodic installments of such amounts paid by tenants with respect to the calendar month or other applicable installment period in which the Closing occurs). Upon the final calculation and collection from (or refund to) all tenants of the amounts in reconciliation of actual Overage Rents for a period for which estimated amounts paid by such tenants have been prorated, there shall be a re-proration between Seller and Purchaser. If, with respect to any tenant, the recalculated Overage Rents exceed the estimated amount paid by such tenant, upon collection from the tenant, (i) the entire excess shall be paid by Purchaser to Seller, if the accounting period for which such recalculation was made expired prior to the Closing and (ii) such excess shall be apportioned between Seller and Purchaser as of the Closing Date, if the Closing occurred during the accounting period for which such recalculation was made, with Purchaser paying to Seller the portion of such excess which Seller is so entitled to receive. If, with respect to any tenant, the recalculated Overage Rents are less than the estimated amount paid by such tenant, (i) the entire shortfall shall be paid by Seller to Purchaser or directly to the tenant in question, if the accounting period for which such recalculation was made expired prior to the Closing and (ii) such shortfall shall be apportioned between Seller and Purchaser as of the Closing Date, if the Closing occurred during the accounting period for which such recalculation was made, with Seller paying to Purchaser or directly to the tenant in question the portion of such shortfall so allocable to Seller. If Seller elects to pay any shortfall directly to Purchaser rather than to the tenant in question, Purchaser shall indemnify, defend and hold Seller harmless from and against any claim, loss or expense (including, without limitation, reasonable attorneys’ fees) arising by reason of any failure of Purchaser to remit such amount to the tenant in question. The provisions of the preceding sentence shall survive Closing.

(f)	During the Purchaser Collection Period, Purchaser shall furnish to Seller not less frequently than monthly a reasonably detailed accounting of such amounts payable by Purchaser, which accounting shall be delivered to Seller on or prior to the 15th day following the last day of each calendar month from and after the month in which the Closing occurs. Seller shall have the right from time to time following the Closing, on Business Days and upon reasonable prior notice to Seller, to review Purchaser’s rental records with respect to the Premises to ascertain the accuracy of such accountings.

               Section 8.3     Real Estate Taxes. Real estate taxes shall be adjusted and prorated on the basis of the fiscal year for which assessed. If the Closing shall occur before the tax rate or assessed valuation is fixed for the Premises, the apportionment of real estate taxes for such Premises shall be upon the basis of the tax rate for the preceding year applied to the most recently applicable assessed valuation of such Premises, subject to further and final adjustment when the tax rate and/or assessed valuation for such Premises is fixed for the year in which the Closing occurs. In the event that the Premises or any part thereof shall be or shall have been affected by an assessment or assessments, Seller shall, at the Closing, be responsible for any installments due prior to the Closing and Purchaser shall be responsible for any installments due on or after the Closing.

               Section 8.4     Utility Charges. Seller shall use reasonable efforts to obtain readings of meters measuring utility consumption at the Property (other than utilities which are the responsibility of tenants under Leases) for all periods through (and including) the date preceding the Closing Date. Seller shall pay, and be responsible, for all bills rendered on the basis of such readings. If such readings are not obtained for any metered utility, then, at the Closing, apportionment shall be made on the basis of the most recent period for which such readings are available. Upon the taking of subsequent actual readings, there shall be a recalculation of the applicable utility charges, and Seller or Purchaser, as the case may be, shall promptly remit to the other party hereto any amounts to which such party shall be entitled by reason of such recalculation. Unmetered water charges or sewer rents shall be adjusted and prorated as of the Closing Date.

               Section 8.5     Other Adjustments. The following items shall also be adjusted as of 11:59 P.M. on the date preceding the Closing Date: (i) charges and payments under Service Contracts assigned to Purchaser; (ii) fees and payments, if any, under Licenses and Permits assigned to Purchaser; and (iii) maintenance supplies in unopened containers based on Seller’s actual cost therefor, including sales and/or use tax.

              Any errors or omissions in computing adjustments at the Closing shall be promptly corrected, provided that the party seeking to correct such error or omission shall have notified the other party of such error or omission on or prior to the date that is one (1) year following the Closing Date. The provisions of this Article 8 shall survive Closing.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

               Section 9.1     Basic Representations of Purchaser. Purchaser, as of the date hereof, represents and warrants to Seller as follows:

(a)	Purchaser is an individual, with the ability to enter into this Agreement.

(b)	Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Purchaser. Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent. No general assignment of Purchaser’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Purchaser or any of its property.

(c)	There are no actions or proceedings pending or, to Purchaser’s actual knowledge, threatened, against Purchaser which could have a material adverse affect on Purchaser’s ability to perform its obligations hereunder.

(d)	No consents are required to be obtained from, and no filings are required to be made with, any Governmental Authority or third party in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby.

(e)	If Purchaser assigns this Agreement to an entity in accordance with the provisions of Article 14 hereof, the assignee shall be deemed, simultaneous with such assignment, to have the made the following representations to Seller:

(i)	Purchaser is a legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(ii)	Purchaser has full power and authority to enter into and perform this Agreement, the documents to be executed and delivered pursuant hereto, and each and all of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof.

(iii)	The individuals executing this Agreement on behalf of Purchaser and the individuals executing each of the documents to be executed and delivered in connection herewith on behalf of Purchaser have full power and authority to do so. This Agreement and each of the documents and instruments to be executed by Purchaser in connection herewith are, or will be when executed and delivered, the legal valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof and thereof. Purchaser’s performance of its obligations under this Agreement shall not contravene, or cause a default under, any agreement, judgment, order, writ or decree under which Purchaser or any of its assets is bound.

(iv)	Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Purchaser. Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent. No general assignment of Purchaser’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Purchaser or any of its property.

(v)	There are no actions or proceedings pending or, to Purchaser’s actual knowledge, threatened, against Purchaser which could have a material adverse affect on Purchaser’s ability to perform its obligations hereunder.

               Section 9.2     Basic Representations of Seller. Seller, as of the date hereof, represents and warrants to Purchaser as follows:

(a)	Seller is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware.

(b)	Seller has full power and authority to enter into and perform this Agreement and to enter into the documents to be executed and delivered pursuant hereto, and each and all of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof.

(c)	The individual executing this Agreement on behalf of Seller and the individuals executing each of the documents to be executed and delivered in connection herewith on behalf of Seller have full power and authority to do so. This Agreement and each of the documents to be executed and delivered by Seller in connection herewith are, or will be when executed and delivered, the legal valid and binding obligations of Seller, enforceable against Seller in accordance with the terms hereof and thereof. Seller’s performance of its obligations under this Agreement shall not contravene, or cause a default under, any agreement, judgment, order, writ or decree under which Seller or any of its assets is bound.

(d)	None of the Property is an asset, and the funds used by Seller to acquire the Property were not assets, of any “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended, or of any entity the underlying assets of which constitute “plan assets” of one or more of such plans under applicable U.S. Department of Labor regulations.

(e)	Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

(f)	Seller has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Seller. Seller is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent. No general assignment of Seller’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Seller or any of its property.

(g)	There are no judgments, orders, suits, actions, garnishments, attachments or proceedings of any nature by or before any court, commission, board or other governmental body pending, or to the knowledge of Seller threatened, which involve or affect, or could involve or affect: (a) the Property, (b) the validity or enforceability of this Agreement or the documents to be executed at Closing, or (c) any risk of any judgment or liability being imposed upon Seller which could materially adversely affect the financial condition of Seller or Seller’s ability to observe or perform fully its agreements and obligations hereunder or under the documents to be executed at Closing.

               Section 9.3     Representations of Seller Regarding the Property. Seller, as of the date hereof, represents and warrants to Purchaser as follows:

(a)	There are no leases, licenses or occupancy agreements affecting the Premises, other than the Existing Leases. The information contained in the rent roll annexed hereto as Exhibit G is true, complete and correct in all material respects. Each of the Existing Leases is in full force and effect, no written notice of a default on the part of a tenant under any of the Existing Leases has been sent by Seller, other than a notice setting forth a default which, as of the date hereof, has been cured and no written notice of a default on the part of the landlord under the Existing Leases has been received by Seller, other than a notice setting forth a default which, as of the date hereof, has been cured.

(b)	Subject to the provisions of Section 15.6 hereof, Seller has paid (or will on or before Closing pay) all Leasing Costs which pertain to the current terms of the Leases, other than Leasing Costs payable in connection with (A) the renewal or extension of an Existing Lease or a New Lease, the effective date of which shall not yet have occurred on the date hereof, (B) the leasing of space pursuant to the exercise of a right of first refusal or first offer or similar right contained in an Existing Lease or a New Lease, the effective date of which shall not yet have occurred on the date hereof and (C) the failure, subsequent to the date hereof, timely to exercise any termination right set forth in an Existing Lease or a New Lease at any time after the date hereof (any such transaction, a “Contingent Commission Event”).

(c)	There are no service contracts, brokerage agreements, maintenance agreements or other agreements affecting the Premises, other than (i) the Existing Leases and (ii) the Existing Service Contracts.

(d)	There are no actions or proceedings pending or, to Seller’s actual knowledge, threatened, with respect to the Property.

(e)	Intentionally Omitted.

(f)	The insurance coverages with respect to the Premises described in Exhibit H annexed hereto are in full force and effect.

(g)	No work has been or will be performed at, and no materials have been or will be furnished to, the Property which might give rise to any mechanics’, materialmen’s or other lien against the Property other than such work as shall be paid for prior to Closing. If any lien for such work is filed, Seller shall discharge the same promptly and in any event prior to

Closing. If any lien for such work is filed, Seller shall discharge the same promptly and in any event prior to Closing, subject to the provisions of Section 10.5(iii) hereof.

(h)	Seller represents to Purchaser that the Personal Property transferred to Purchaser shall free from any liens.

(i)	Seller has not received any written notice of Violations pertaining to the Property, other than any notice pertaining to a Violation which, as of the date hereof, has been cured. Seller has not received any written notice of default or non-compliance by Seller with respect to any recorded easement, covenant, agreement or restriction affecting the Property, other than (i) as set forth in that certain letter by The Preservation Alliance for Greater Philadelphia to Seller dated July 18, 2003 and (ii) any such notice pertaining to an incident of non-compliance or default which, as of the date hereof, has been cured.

(j)	Seller has not received any written notice of any pending or threatened condemnation of all or any portion of the Property.

(k)	There is no existing agreement, commitment, right of first refusal, right of first offer, option or right with, in or to any person to acquire the Property or any interest therein.

               The representations of Seller contained in this Sections 9.3, other than the representations of Seller contained in Sections 9.3(f) and (i), shall survive Closing for six (6) months (the “Survival Period”).

               Section 9.4     Closing Certificates of Purchaser and Seller.

(a)	Purchaser, on the Closing Date, shall execute and deliver to Seller an instrument by which Purchaser shall remake the representations made pursuant to Section 9.1 above as of the Closing, provided that Purchaser, in such instrument, shall (i) update such representations to reflect events occurring between the date hereof and the Closing and (ii) correct such representations to reflect any discovered inaccuracy therein, such instrument being herein called “Purchaser’s Representation Certificate”.

(b)	Seller, on the Closing Date, shall execute and deliver to Purchaser an instrument in which Seller shall remake the representations made pursuant to Sections 9.2 and 9.3 above as of the Closing, provided that Seller, in such instrument, shall (i) update such representations to reflect events occurring between the date hereof and the Closing and (ii) correct such representations to reflect any discovered inaccuracy therein, such instrument being herein called “Seller’s Representation Certificate”. Notwithstanding the foregoing, (i) Seller’s Representation Certificate shall remake the representations contained in Sections 9.3(a) and (c) hereof as to the Leases, (ii) Seller’s Representation Certificate shall remake the representations contained in Section 9.3(c) hereof as to the Service Contracts and (iii) Seller shall not remake the representation contained in Sections 9.3(f) and (i) hereof.

               Section 9.5     Remedies for Inaccuracies and Other Changes.

(a)	The remedies of Seller and Purchaser for an inaccuracy in any representation or for any update or correction set forth in any Seller’s or Purchaser’s Representation Certificate shall be solely as set forth in the following provisions of this Section 9.5. Each of Seller and Purchaser hereby waives any inaccuracy in, or any update made to, any representation made to it pursuant to this Article 9, unless the same is Materially Adverse. For purposes of this Section 9.5, the term “Materially Adverse” shall have the following meanings in the following contexts:

a.	An inaccuracy in any representation by Seller shall be deemed to be “Materially Adverse” to Purchaser if, and only if (i) there is an inaccuracy in such representation as of the date made and (ii) Purchaser may reasonably demonstrate that such inaccuracy may reasonably be expected to result in a diminution in the value of the Property or the imposition of liability upon Purchaser which exceeds $100,000.

b.	Facts giving rise to an update or correction set forth in a Seller’s Representation Certificate shall be deemed to be “Materially Adverse” to Purchaser if, and only if (i) such update or correction is not contemplated or permitted by the terms of this Agreement and (ii) Purchaser may reasonably demonstrate that such update or correction results in a diminution in the value of the Property which exceeds $100,000; and

c.	An inaccuracy in any representation by Purchaser or facts giving rise to an update or correction set forth in a Purchaser’s Representation Certificate shall be deemed to be “Materially Adverse” to Seller if, and only if, Seller reasonably demonstrates that the same renders Purchaser incapable of proceeding to Closing in accordance with the terms of this Agreement.

(b)	If, prior to Closing, (i) Seller shall learn of an inaccuracy in any representation of Purchaser set forth in Section 9.1 hereof (as made as of the date hereof) which is Materially Adverse to Seller, (ii) Seller shall know of an inaccuracy in any representation of Purchaser made pursuant to Purchaser’s Representation Certificate (as made as of the Closing) which is Materially Adverse to Seller or (iii) Purchaser’s Representation Certificate shall set forth any update or correction which is Materially Adverse to Seller, then Seller, as its sole remedy therefor in each case, shall have the right to terminate this Agreement upon notice to Purchaser at any time prior to the Closing, whereupon the Deposit shall be paid to Seller as liquidated damages on account thereof and thereafter neither party hereto shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. Seller and Purchaser agree that the aforesaid liquidated damages are a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller’s removal of the Premises from the market and the costs incurred by Seller and shall not constitute a penalty or a forfeiture. If, however, Seller proceeds to Closing in accordance with the terms hereof, Seller shall be deemed to have waived the same and shall have no claim on account thereof.

(c)	If, prior to Closing, (i) Purchaser shall learn of an inaccuracy in any representation of Seller set forth in Sections 9.2 or 9.3 hereof (as made as of the date hereof) which is Materially Adverse to Purchaser, (ii) Purchaser shall know of an inaccuracy in any representation of Seller made pursuant to Seller’s Representation Certificate (as made as of the Closing Date) which is Materially Adverse to Purchaser or (iii) Seller’s Representation Certificate shall set forth any update or correction which is Materially Adverse to Purchaser, then Purchaser, as its sole remedy therefor in each case, shall have the right to terminate this Agreement upon notice to Seller at any time prior to Closing, whereupon the Deposit shall be refunded to Purchaser and thereafter neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. If, however, Purchaser, with actual knowledge of any such inaccuracy, update or correction, elects to proceed to Closing, then Purchaser shall be deemed to have waived the same and shall have no claim on account thereof.

(d)	If, after Closing, Purchaser shall first learn of an inaccuracy in any representation made by Seller pursuant to Seller’s Representation Certificate (as made as of the Closing Date), then Purchaser shall have a claim for damages on account thereof, provided that (i) any claim not brought within the Survival Period shall be deemed waived, (ii) Purchaser hereby waives the right to collect or seek to collect consequential or punitive damages and (iii) the inaccuracy is Materially Adverse to Purchaser.

ARTICLE 10

TITLE

               Section 10.1     Acceptable Title. Seller shall convey, or cause to be conveyed, and Purchaser shall accept, title to the Premises, as of the Closing Date, subject to the Permitted Exceptions. The term “Permitted Exceptions” shall mean, collectively, (i) the matters set forth in Exhibit I annexed hereto, (ii) Title Exceptions that Title Insurer shall be willing to omit as exceptions to coverage in any owner’s or mortgagee’s policy of title insurance obtained by or on behalf of Purchaser and (iii) any exceptions and matters that are approved, waived or deemed to have been approved or waived by Purchaser.

               Section 10.2     Inability to Convey Acceptable Title. Within five (5) days of the Effective Date, Purchaser shall, at Purchaser’s expense, order a title insurance commitment for an owner’s policy of title insurance for the Property (“Purchaser’s Title Commitment”). Purchaser shall instruct Title Insurer to deliver a copy of Purchaser’s Title Commitment to Seller’s counsel. Purchaser acknowledges receipt from Seller of a survey of the Premises dated September 28, 1998, last dated May 31, 2001, prepared by Merlyn J. Jenkins & Assoc., Inc. (the “Survey”). Purchaser may, at Purchaser’s expense, obtain an update of the Survey. Purchaser shall instruct the surveyor to furnish a copy of such update to Seller’s counsel. On or before the date which is thirty (30) days after the Effective Date (TIME BEING OF THE ESSENCE), Purchaser may furnish Seller with a written notice (the “Title Objection Notice”) of those Title

Exceptions noted in Purchaser’s Title Commitment or any update of the Survey which are not Permitted Exceptions and as to which Purchaser objects. In addition, within five (5) days of Purchaser’s receipt of any continuation of Purchaser’s Title Commitment or any further update of the Survey (TIME BEING OF THE ESSENCE), Purchaser may furnish Seller with written notice of Title Exceptions noted therein which are not Permitted Exceptions and as to which Purchaser objects, provided that such Title Exceptions were not noted in the original Purchaser’s Title Commitment (or any prior continuation thereof) or any prior update of the Survey (any such notice shall also constitute a “Title Objection Notice”). Purchaser shall be deemed to have waived objection to Title Exceptions set forth in Purchaser’s Title Commitment (or any continuation thereof) or any update of the Survey to which timely objection is not made in a Title Objection Notice. For purposes of this Agreement, the term “Title Exceptions” shall mean any lien, encumbrance, security interest, charge, reservation, lease, tenancy, easement, right-of-way, encroachment, restrictive covenant, condition or limitation.

               Section 10.3     Seller’s Rights. Seller shall have the right, in its sole discretion, upon notice to Purchaser (the “Title Response Notice”) given within ten (10) days after Seller’s receipt of any Title Objection Notice (TIME BEING OF THE ESSENCE), to elect to either (i) take such action as Seller deems advisable to discharge those Title Exceptions which are not Permitted Exceptions and are set forth in the Title Objection Notice (the “Title Defects”) or (ii) subject to the provisions of Section 10.5 hereof, terminate this Agreement, whereupon the Deposit shall be refunded to Purchaser and thereafter neither party hereto shall have any further obligation to the other party hereto, with the exception of those obligations which expressly survive the termination of this Agreement. If Seller fails timely to deliver the Title Response Notice, then Seller shall be deemed to have elected to terminate this Agreement pursuant to clause (ii) above. If Seller, in its Title Response Notice, elects to take action to remove, remedy or comply with the Title Defects, Seller shall be entitled to one or more adjournment(s) of the Closing for up to 30 days in the aggregate to discharge the Title Defects. If Seller is unable to remove, remedy or comply with such Title Defects at the expiration of such adjournment(s), then this Agreement shall be deemed to be terminated as of the last adjourned date of Closing. Upon such termination, the Deposit shall be refunded to Purchaser and neither party hereto shall have any further obligation to the other party, with the exception of those obligations which expressly survive the termination of this Agreement. Except as set forth in Section 10.5 hereof, nothing in this Agreement shall be deemed to require Seller to take or bring any action or proceeding or any other steps to remove any defect in or objection to title or to expend any moneys therefor, nor shall Purchaser have any right of action against Seller, at law or in equity, therefor.

               Section 10.4     Purchaser’s Right to Accept Title. Purchaser may, upon written notice to Seller at any time on or before the Closing Date (as the same may have been adjourned by Seller in accordance with the provisions of Section 10.3 hereof), elect to accept such title as Seller can convey, notwithstanding the existence of any Title Defects. In such event, (i) this Agreement shall remain in force and effect, (ii) the parties shall proceed to Closing and (iii) Purchaser shall not be entitled to any abatement of the Purchase Price, any credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise by reason of the Title Defects, unless otherwise agreed to in writing by Seller and Purchaser.

               Section 10.5     Seller’s Obligation. Notwithstanding anything contained in this Article 10 the contrary, Seller shall at or prior to Closing discharge (i) any mortgage affecting the

Property, (ii) any Title Defects which are knowingly and intentionally created by Seller subsequent to the date hereof without regard for monetary claim and (iii) any Title Defects which may be discharged solely by the payment of a sum of money, not to exceed $100,000 in the aggregate.

               Section 10.6     Title Affidavits, Etc.

(a)	Seller shall execute and deliver to Title Insurer a title affidavit which, when taken together with any update of the Survey obtained by Purchaser, shall suffice to omit the standard exceptions contained in Title Insurer’s form of insuring agreement.

(b)	If requested by Title Insurer, Purchaser shall deliver one or more reasonable and customary title affidavits executed by Purchaser (or an officer thereof), certifying to factual matters concerning Purchaser or the Premises which are within the knowledge of Purchaser.

               Section 10.7     Violations. Seller shall have no responsibility with respect to Violations, other than Violations noted against the Property on the date hereof. Notwithstanding the foregoing, Seller shall use reasonable care to ensure that any work performed at the Property subsequent to the date hereof shall not result in the issuance of Violations against the Property.

ARTICLE 11

CASUALTY AND CONDEMNATION

               Section 11.1     Casualty.

(a)	For purposes of this Article 11, the following terms shall have the meanings indicated:
“Major Casualty” means a fire in or other casualty to the Building which causes damage or injury to the Premises and results in Restoration Costs in excess of an amount equal to ten percent (10%) of the Purchase Price.

Restoration Costs” means the cost to repair or restore (as reasonably determined by an architect or engineer selected by Seller and approved by Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed) the damage to the Building caused by a fire or other casualty, exclusive of the cost of any such repair or restoration for which Seller, as the landlord under any Lease, is not responsible.

(b)	If, between the date hereof and the Closing, there shall occur a fire or other casualty affecting the Building which is not a Major Casualty, then Purchaser shall have no right to terminate this Agreement and shall purchase the Premises in its damaged condition without reduction of or offset against the Purchase Price or any other claim against Seller. Seller shall assign to Purchaser the right to receive all insurance proceeds payable to Seller as a result of such fire or other casualty.

(c)	If, between the date hereof and the Closing, there shall occur a fire or other casualty affecting the Building which is a Major Casualty, then Purchaser shall have the option, to be exercised upon notice to Seller within ten (10) days after receiving notice of such casualty, to terminate this Agreement. If Purchaser shall so elect to terminate this Agreement, the Deposit shall be refunded to Purchaser, whereupon neither party hereto shall have any further obligation to the other hereunder, except for those obligations which expressly survive the termination of this Agreement. If Purchaser shall not elect to terminate this Agreement as provided in this subclause (c), then this Agreement shall remain in full force and effect and the provisions of Section 11.1(b) above shall apply to such damage and any insurance proceeds payable in connection therewith.

(d)	In no event shall Seller have any obligation to repair any damage or destruction to the Building, but Seller shall have the right to do so and utilize insurance proceeds for such purpose.

(e)	In the event of fire or other casualty affecting the Building and this Agreement is not terminated, Seller may elect (but shall not be obligated) to repair the damage (and retain insurance proceeds in an amount equal to the cost of restoration and costs of collection), unless, within ten (10) days of receipt of written notice of such casualty from Seller, Purchaser advises Seller that it wishes to waive any remaining conditions to Purchaser’s obligation to proceed to Closing hereunder, in which case (i) Purchaser shall proceed to Closing within fifteen (15) days of Purchaser’s notice without reduction of the Purchase Price or any claim for damages or otherwise against Seller by reason of the casualty or the non-satisfaction of any condition to Closing and (ii) Seller shall at Closing assign to Purchaser the entirety of any insurance proceeds paid or payable by reason of the casualty.

(f)	Seller and Purchaser expressly intend that the provisions of this Section 11.1 shall govern in the event of a fire or other casualty.

               Section 11.2     Condemnation.

(a)	If, between the date hereof and the Closing, any condemnation or eminent domain proceedings are initiated which would result in a material taking, Seller shall notify Purchaser and then either Seller or Purchaser may elect to terminate this Agreement by giving written notice of its election to the other party within ten (10) days after receiving notice of such prospective taking. If Seller or Purchaser shall so elect to terminate this Agreement, the Deposit shall be refunded to Purchaser, whereupon neither party hereto shall have any further obligation to the other hereunder, except for those obligations which expressly survive the termination of this Agreement. If neither party so elects to terminate this Agreement, then the parties hereto shall proceed to the Closing without reduction of or offset against the Purchase Price and Purchaser shall have no other claim against Seller. In such event, all of Seller’s right, title and interest in and to any condemnation proceeds paid or payable in connection therewith shall be assigned to Purchaser.

(b)	If, between the date hereof and the Closing, any condemnation or eminent domain proceedings are initiated which would not result in a material taking, then neither Seller nor Purchaser may terminate this Agreement and the parties shall proceed to the Closing without reduction of or offset against the Purchase Price and Purchaser shall have no other claim against Seller. In such event, all of Seller’s right, title and interest in and to any condemnation proceeds paid or payable in connection therewith shall be assigned to Purchaser.

(c)	For purposes of this Section 11.2, a taking shall be deemed to be material if it would result in the taking of in excess of five percent (5%) of the rentable square footage of the Building or Property. In no event shall Seller have any obligation to repair or restore the Premises or any portion thereof by reason of any condemnation, whether material or otherwise

ARTICLE 12

DEFAULT AND REMEDIES

               Section 12.1     Default By Purchaser. If Purchaser (i) defaults in its Closing obligations (i.e., defaults in the payment of the Purchase Price or otherwise in the performance of any of its obligations hereunder which are to be performed on, or as of, the Closing Date) or (ii) otherwise materially defaults hereunder and such other material default is not cured within ten (10) days after written notice thereof from Seller to Purchaser, then, and in any of such events, Seller, as its sole remedy therefor, may terminate this Agreement by written notice to Purchaser, whereupon the Deposit shall be paid to Seller as liquidated damages on account of such default, and, thereafter, neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. Seller and Purchaser agree that the aforesaid liquidated damages are a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller’s removal of the Premises from the market and the costs incurred by Seller and shall not constitute a penalty or a forfeiture. Except as expressly provided to the contrary in this Section 12.1, Seller waives any other right or remedy which Seller may have, at law or in equity, by reason of a default by Purchaser hereunder.

               Section 12.2     Default By Seller. If Seller (i) defaults in its Closing obligations (i.e., defaults in the performance of any of its obligations hereunder which are to be performed on, or as of, the Closing Date) or (ii) otherwise materially defaults hereunder and such material default is not cured within ten (10) days after notice thereof from Purchaser to Seller, then, and in either such event, Purchaser may, as its sole remedy therefor, either (x) pursue an action for specific performance of this Agreement by Seller hereunder, without abatement, credit against or reduction of the Purchase Price or (y) terminate this Agreement by written notice to Seller, whereupon the Deposit shall be refunded to Purchaser; it being understood and agreed that in no event shall Purchaser be entitled to money damages. If Purchaser shall elect to so terminate this Agreement, then, upon such election, neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. Except as expressly provided in this Section 12.2, Purchaser waives any other right or remedy, at law or in equity, which Purchaser may have or be entitled to as a result of any default by Seller.

ARTICLE 13

BROKER

               Section 13.1     Broker. Seller and Purchaser each represent and warrant to the other that each has had no conversations or dealings with any broker or finder in connection with the transactions contemplated hereby, other than Broker. Purchaser and Seller (each, an “Indemnifying Party”) shall indemnify, defend and hold the other harmless from and against any and all loss, cost or expense (including, without limitation, reasonable attorneys’ fees) arising by reason of a claim for a commission or other compensation made by a broker or finder (other than Broker) claiming to have dealt with the Indemnifying Party. Seller shall pay any commission due to Broker pursuant to a separate written agreement. The provisions of this Article 13 shall survive Closing or any termination of this Agreement.

ARTICLE 14

ASSIGNMENT

               Section 14.1     No Assignment by Purchaser. Neither this Agreement nor any of the rights of Purchaser hereunder (nor the benefits of such rights) may be assigned, transferred or encumbered without Seller’s prior written consent (which consent may be withheld in Seller’s sole and absolute discretion) and any purported assignment, transfer or encumbrance without Seller’s prior written consent shall be void. Purchaser expressly covenants and agrees that (a) if Purchaser is a corporation, a sale or transfer of more than fifty (50%) percent (at any one time or in the aggregate from time to time) of the shares of any class of the issued and outstanding stock of Purchaser, its successors or assigns, or the issuance of additional shares of any class of its stock to the extent of more than fifty (50%) percent (at any one time or, in the aggregate from time to time) of the number of shares of said class of stock issued and outstanding on the date hereof, (b) if Purchaser is a partnership, joint venture or limited liability company, a sale or transfer of more than fifty (50%) percent (at any one time or in the aggregate from time to time) of the partnership, joint venture or membership interests of Purchaser, its successors or assigns, or the issuance of additional partnership, joint venture or membership interests of any class to the extent of more than fifty (50%) percent (at any one time or in the aggregate from time to time) of the amount of partnership, joint venture or membership interests issued on the date hereof shall, in any such case, constitute an assignment of this Agreement. Unless, in each instance, the prior written consent of Seller has been obtained, any such assignment shall constitute a material default under this Agreement and shall entitle Seller to exercise all rights and remedies under this Agreement, at law or equity, in the case of such a default.

               Section 14.2     Permitted Assignment to Affiliate. Notwithstanding the provisions of Section 14.1 above to the contrary, the named Purchaser in this Agreement shall have the one-time right to assign its rights and obligations under this Agreement to an Affiliate of such named Purchaser effective on or prior to the Closing, provided that, on or prior to the effective date of such assignment, (i) Purchaser delivers to Seller evidence of the ownership of Purchaser and the proposed assignee so as to permit Seller to verify that such proposed assignee is an Affiliate of Purchaser and (ii) Purchaser delivers to Seller a written assumption, in form reasonably satisfactory to Seller and duly executed and acknowledged by the assignee, in which the assignee agrees to assume all of Purchaser’s covenants, agreements and obligations under this Agreement. As of the date of the assignment of this Agreement to an Affiliate in accordance with the foregoing provisions of this Section 14.2, the representations of Purchaser named herein set forth in Section 9.1 hereof shall be remade as to the Affiliate, as Purchaser, except that the representations and warranties set forth in Section 9.1(a) hereof shall be modified accordingly. Purchaser named herein shall remain fully liable for all of Purchaser’s covenants, agreements and obligations under this Agreement notwithstanding any such permitted assignment pursuant to this Section 14.2. Upon any assignment of this Agreement in accordance with the provisions of this Article 14, Purchaser shall promptly pay to Seller any consideration paid or payable to Purchaser by reason of the assignment.

ARTICLE 15

COVENANTS

               Section 15.1     Operation of Premises. Between the date hereof and the Closing Date, Seller shall continue to maintain the Premises in the ordinary course and substantially in accordance with the practices and procedures customarily followed by Seller in the maintenance of the Premises prior to the date hereof; provided, however, that Seller shall have no obligation to make any repairs or expenditures that are capital in nature.

               Section 15.2     Insurance. Between the date hereof and the Closing Date, Seller shall either (i) maintain in full force and effect the fire and other casualty insurance coverages described in Exhibit H annexed hereto or (ii) replace such insurance policies with other policies providing coverage equivalent thereto.

               Section 15.3     New Leases. Between the date hereof and the Closing Date, Seller shall not enter into any new lease or license with respect to the Premises without Purchaser’s prior written consent in each instance, which consent may be withheld for any or no reason. Purchaser’s consent shall be deemed granted if not denied by notice (stating the grounds for denial with reasonable specificity) given to Seller within five (5) Business Days after request for such consent by Seller.

               Section 15.4     Modification of Leases. Between the date hereof and the Closing Date, Seller shall not modify or amend any of the Existing Leases or any of the New Leases without Purchaser’s prior written consent in each instance, which consent may be withheld for any or no reason; provided, however, Seller shall have the right, without Purchaser’s consent, to enter into any modification or amendment of an Existing Lease or a New Lease if the same is required pursuant to the terms of the Existing Lease or the New Lease, as the case may be, or if the same is entered into to effectuate or memorialize the exercise of an express right or option contained in the Existing Lease or the New Lease, as the case may be. If required, Purchaser’s consent shall be deemed granted if not denied by notice given to Seller within five (5) Business Days after request for such consent by Seller.

               Section 15.5     Termination of Leases. Between the date hereof and the Closing Date, Seller shall not cancel, accept the surrender of, or terminate any of the Existing Leases or New Leases without Purchaser’s prior written consent in each instance, which consent may be withheld for any or no reason; provided, however, Seller shall have the right, without Purchaser’s consent, to cancel, accept the surrender of, or terminate an Existing Lease or a New Lease (i) if such cancellation, surrender or termination is predicated upon a material default of the tenant thereunder and is consented to by Purchaser in writing, which consent shall not be unreasonably withheld, conditioned or delayed, or (ii) if such cancellation, surrender or termination is made by the tenant pursuant to the express terms of the Existing Lease or the New Lease, as the case may be (except in the event of a landlord default). If required, Purchaser’s consent shall be deemed granted if not denied by notice given to Seller within five (5) Business Days after request for such consent by Seller.

               Section 15.6     Leasing Costs. If the rent commencement date of any Lease Cost Transaction shall occur on or after the Closing Date, Purchaser shall pay and be solely responsible for all Leasing Costs incurred in connection therewith. If the rent commencement date of any Lease Cost Transaction shall occur subsequent to the date hereof but prior to the Closing Date, Seller shall pay and be responsible for Seller’s Proportionate Share (hereinafter defined) of Leasing Costs incurred in connection therewith and Purchaser shall pay and be responsible for the balance of such Leasing Costs. For purposes of this Section 15.6, the term “Seller’s Proportionate Share” shall mean a fraction, the numerator of which shall be the number of days from the rent commencement date of a Lease Cost Transaction to (but not including) the Closing Date and the denominator of which shall be the number of days from the rent commencement date of such Lease Cost Transaction to the stated expiration date of the Lease.

               Section 15.7     Service Contracts. Between the date hereof and the Closing Date, Seller shall not enter into any New Service Contracts or modify, renew or extend the term of any of the Existing Service Contracts or New Service Contracts without Purchaser’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. If required, Purchaser’s consent shall be deemed granted if not denied by notice given to Seller within five (5) Business Days after request for such consent by Seller. Notwithstanding the foregoing, Seller shall have the right, without Purchaser’s consent, (i) to enter into new Service Contracts or modify existing Service Contracts at any time on or prior to the Closing Date, provided that the same are terminable upon not more than thirty days notice without penalty, cost, or fee and (ii) to terminate the Existing Service Contracts and the New Service Contracts at any time on or prior to the Closing Date.

ARTICLE 16

MISCELLANEOUS

               Section 16.1     Notices.

(a)	All notices, demands, requests and other communications required hereunder shall be in writing and shall be deemed to have been given: (i) upon delivery, if personally delivered; (ii) three (3) days after deposit in the United States Mail when delivered, postage prepaid, by certified or registered mail; (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service marked for delivery on the next Business Day; or (iv) upon receipt when transmitted by telecopy, provided that notice is also sent by one of the foregoing three methods, in each case addressed to the party for whom it is intended at its address hereinafter set forth:

If to Seller:
Wellsford Capital Properties, LLC c/o Wellsford Real Properties, Inc. 535 Madison Avenue 26th Floor New York, New York 10022 Attention: William H. Darrow Telecopy No: (212) 421-7244
with a copy to:
Bryan Cave LLP 1290 Avenue of the Americas New York, New York 10104 Attention: Dennis M. Sughrue, Esq. Telecopy No. (212) 541-4630
If to Purchaser:
Todd M. Strine 411 Woodward Road Media, PA 19063 Telecopy: (610) 626-2638
with a copy to:
Cozen O'Connor 1900 Market Street Philadelphia, Pennsylvania 19103-3508 Attention: Charles Naselsky, Esq. Telecopy: 215-665-2013
If to Escrowee:
Commonwealth Land Title Insurance Company 123 Olive Street Media, PA 19063 Attention: Andrea Conners, AVP Telecopy: 610-566-5775

(b)	Any party may designate a change of address by written notice to the others given in accordance with the provisions of this Section 16.1.

(c)	The attorney for any party may send notices on such party’s behalf.

               Section 16.2     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

               Section 16.3     Successors. All of the provisions of this Agreement and of any of the documents and instruments executed in connection herewith shall apply to and be binding upon, and inure to the benefit of Seller and Purchaser, their successors and their permitted assigns.

               Section 16.4     No Third Party Beneficiary. This Agreement and each of the provisions hereof are solely for the benefit of Purchaser and Seller and their permitted assigns. No provisions of this Agreement or of any of the documents and instruments executed in connection herewith shall be construed as creating in any person or entity other than Purchaser and Seller and their permitted assigns any rights of any nature whatsoever.

               Section 16.5     Entire Agreement. This Agreement, together with the documents and instruments executed and delivered in connection herewith, set forth the entire agreement between Purchaser and Seller relating to the transactions contemplated hereby and all other prior or contemporaneous agreements, understandings, representations or statements, oral or written, relating directly to the Property are superseded hereby.

               Section 16.6     Severability. If any provision in this Agreement is found by a court of competent jurisdiction to be in violation of any applicable law, and if such court should declare such provision of this Agreement to be unlawful, void, illegal or unenforceable in any respect, the remainder of this Agreement shall be construed as if such unlawful, void, illegal or unenforceable provision were not contained therein, and the rights, obligations and interests of the parties hereto under the remainder of this Agreement shall continue in full force and effect undisturbed and unmodified in any way.

               Section 16.7     Modification. This Agreement and the terms hereof may not be changed, waived, modified, supplemented, canceled, discharged or terminated orally, but only by an instrument or instruments in writing executed and delivered by Seller and Purchaser.

               Section 16.8     Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS OR CERTIFICATES EXECUTED IN CONNECTION HEREWITH, THE PROPERTY, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

               Section 16.9     Venue. Purchaser and Seller each hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of this Agreement or the transactions contemplated hereby brought in any federal or state court sitting in the Commonwealth of Pennsylvania and hereby further irrevocably waives and claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Seller and Purchaser further hereby expressly submits to the jurisdiction of all federal and state courts sitting in the Commonwealth of Pennsylvania.

               Section 16.10     No Recording. Neither this Agreement nor any memorandum hereof shall be recorded. Each party hereby agrees to indemnify and hold harmless the others for all liabilities, losses, damages, liens, suits, claims, costs and expenses (including reasonable attorneys’ fees) incurred by the others by reason of a breach of the foregoing covenant.

               Section 16.11     Captions. The captions and table of contents in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

               Section 16.12     Counterparts; Effectiveness of Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which together will constitute one instrument.

               Section 16.13     Merger. The delivery of the Deed to Purchaser and the closing of title to the Property shall be deemed to constitute full performance and discharge by Seller of every agreement and obligation on the part of Seller to be performed hereunder, and no agreement, promise, representation or warranty, express or implied, on the part of Seller shall survive Closing unless expressly set forth to the contrary herein.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Seller: WELLSFORD CAPITAL PROPERTIES, L.L.C. By: Wellsford Capital, its sole member
By:	/s/ William H. Darrow
William H. Darrow Vice President
Purchaser:
/s/ Todd M. Strine
Todd M. Strine

Agreed as to Section 3.2 only:
Escrowee: COMMONWEALTH LAND TITLE INSURANCE COMPANY
By:	/s/ Andrea B. Connors
Name: Andrea B. Connors Assistant Vice President